AMC NETWORKS INC. REPORTS FULL YEAR
AND FOURTH QUARTER 2018 RESULTS

Full Year Financial Highlights:

•	Revenue increased 5.9% to a record $3.0 billion

•	Operating income of $727 million; Adjusted Operating Income[1] increased 3.1% to a record $933 million

•	Diluted EPS of $7.57; Adjusted EPS[1] increased 18% to a record $8.69

•	Cash Provided by Operating Activities of $607 million; Free Cash Flow[1] increased 75% to a record $502 million
Fourth Quarter Financial Highlights:

•	Revenue increased 6.3% to $773 million

•	Operating income of $137 million; Adjusted Operating Income increased 6.6% to $219 million

•	Diluted EPS of $1.24; Adjusted EPS increased 15% to $1.92
Full Year Operational Highlights:

•	AMC aired 3 of the top 6 dramas on ad-supported cable (The Walking Dead #1, Fear the Walking Dead #4, Better Call Saul #6)[2]

•
Killing Eve delivered unprecedented audience growth in its debut season, becoming the only scripted series to grow every episode in target demos since Nielsen Live+3 measurement was introduced over a decade ago[3]

•	Company continued to diversify its revenue base and make significant progress on its key strategic initiatives with the acquisitions of RLJ Entertainment and Levity Entertainment Group

New York, NY - February 28, 2019: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the full year and fourth quarter ended December 31, 2018.

President and Chief Executive Officer Josh Sapan said: “AMC Networks had a strong fourth quarter and a very successful 2018. If there’s one headline for the year, it’s that AMC Networks continues to be a company that punches above its weight on almost every count, with a long history of having outsized impact and influence among our most important constituents, all to the benefit of our shareholders. We continue to have great success with our content, including BBC AMERICA’s Killing Eve, which emerged as the sleeper hit of 2018; and we ended the year with AMC having 3 of the top 6 dramas on basic cable. Our quality content is the key driver behind our expanding distribution across linear and other platforms. In addition, the strength of our balance sheet allows us to continue to pursue smart and strategic investments that are changing our business, including our acquisition last year of RLJ Entertainment,

1.
See page 6 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

2.	Source: Nielsen, 2018 CY (1/1/18 - 12/30/18), A25-54, Prime Start (8p-11p)

3.	Source: Nielsen, Live+3, Killing Eve S1, 2007-12/31/2018, A18-49 & A25-54

which includes the Acorn TV streaming service, and is meaningfully advancing our direct to consumer interests, a key priority as we continue to diversify our revenue and grow our business.”

Fourth Quarter Results

Fourth quarter net revenues increased 6.3%, or $46 million, to $773 million over the fourth quarter of 2017. The increase in net revenues reflected a decrease of 2.2% at National Networks and an increase of 48.6% at International and Other. Operating income was $137 million, a decrease of 15.1%, or $24 million, versus the prior year period. The operating income decrease reflected an increase of 0.6% at National Networks and a decrease of $29 million in operating loss at International and Other. Adjusted Operating Income4 was $219 million, an increase of 6.6%, or $14 million, versus the prior year period. National Networks adjusted operating income increased 7.3% and International and Other adjusted operating income increased 43.9% versus the prior year period. As discussed in the “Other Matters” section of the release, results include the impact of the acquisitions of RLJE Entertainment (“RLJE”) and Levity Entertainment Group (“Levity”) as well as $43 million of restructuring expense.

Fourth quarter net income was $72 million ($1.24 per diluted share), compared with $145 million ($2.33 per diluted share) in the prior year period. As discussed in the “Other Matters” section of this release, the decrease in EPS was primarily related to a $57 million net tax benefit recorded in prior year period as well as a $43 million restructuring expense recorded in the current year. Fourth quarter Adjusted EPS4 was $111 million ($1.92 per diluted share), compared with $105 million ($1.68 per diluted share) in the prior year period. The increase in adjusted EPS was primarily related to an increase in operating income as well as a decrease in diluted shares.

Full Year Results

Full year 2018 net revenues increased 5.9%, or $166 million, to $2.972 billion over full year 2017, reflecting an increase of 1.9% at National Networks and an increase of 30.9% at International and Other. Operating income was $727 million, an increase of 0.6%, or $5 million, versus the prior year period. National Networks operating income increased 1.0% and International and Other operating loss increased 5.0% versus the prior year period. Adjusted Operating Income was $933 million, an increase of 3.1%, or $28 million, versus the prior year period. National Networks adjusted operating income increased 3.4% and International and Other adjusted operating income increased 19.0% versus the prior year period.

Full year net income was $446 million ($7.57 per diluted share), compared with $471 million ($7.18 per diluted share) in the prior year period. The increase in EPS was primarily related to a decrease in diluted shares. Full year adjusted EPS was $512 million ($8.69 per diluted share), compared with $484 million ($7.37 per diluted share) in the prior year period. The increase in adjusted EPS was primarily related to an increase in adjusted operating income, a decrease in income tax expense and a decrease in diluted shares.

For the full year 2018, net cash provided by operating activities was $607 million, an increase of $221 million versus the prior year period. The increase was primarily the result of a decrease in working capital and tax payments. Free Cash Flow4 for the full year 2018 was $502 million, an increase of $215 million versus the prior year period. The increase primarily reflected the increase in net cash provided by operating activities.

4.
See page 6 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow

Segment Results

(dollars in thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Change	2018	2017	Change
Net Revenues:
National Networks	$592,687	$606,103	(2.2)%	$2,413,325	$2,367,615	1.9%
International and Other	188,433	126,781	48.6%	598,306	457,182	30.9%
Inter-segment eliminations	(8,274)	(5,950)	n/m	(39,702)	(19,106)	n/m
Total Net Revenues	$772,846	$726,934	6.3%	$2,971,929	$2,805,691	5.9%

Operating Income (Loss):
National Networks	$177,805	$176,711	0.6%	$825,770	$817,566	1.0%
International and Other	(48,427)	(19,672)	(146.2)%	(93,326)	(88,894)	(5.0)%
Inter-segment eliminations	7,746	4,505	n/m	(5,535)	(6,313)	n/m
Total Operating Income (Loss)	$137,124	$161,544	(15.1)%	$726,909	$722,359	0.6%

Adjusted Operating Income:
National Networks	$209,309	$195,078	7.3%	$925,279	$894,912	3.4%
International and Other	8,542	5,936	43.9%	19,303	16,219	19.0%
Inter-segment eliminations	1,244	4,505	n/m	(12,037)	(6,313)	n/m
Total Adjusted Operating Income	$219,095	$205,519	6.6%	$932,545	$904,818	3.1%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

Fourth Quarter Results

National Networks revenues for the fourth quarter 2018 decreased 2.2% to $593 million, operating income increased 0.6% to $178 million, and adjusted operating income increased 7.3% to $209 million, all compared to the prior year period.

Fourth quarter revenues reflected a 1.4% increase in advertising revenues to $272 million. The increase in advertising revenues principally related to higher pricing partially offset by lower delivery. Distribution revenues decreased 5.1% to $320 million. The decrease in distribution revenues was attributable to a decrease in content licensing revenues partially offset by an increase in subscription revenue.

Fourth quarter operating income and adjusted operating income reflected the decrease in revenues more than offset by a decrease in operating expenses. The decrease in operating expenses was primarily attributable to lower programming expenses. Programming expenses included charges of $29 million in the current year period related to the write-off of programming assets, as compared to charges of $38 million in the prior year period. Operating income also reflected an increase in restructuring expense.

Full Year Results

National Networks revenues for the full year 2018 increased 1.9% to $2.413 billion, operating income increased 1.0% to $826 million, and adjusted operating income increased 3.4% to $925 million, all compared to the prior year period.

Full year revenues reflected a 4.3% increase in distribution revenues to $1.469 billion. The increase in distribution revenues was primarily attributable to an increase in subscription revenue as well as content licensing revenues. Advertising revenues decreased 1.6% to $945 million. The decrease in advertising revenues principally related to lower delivery partially offset by higher pricing.

Full year operating income and adjusted operating income reflected the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses. Programming expenses included charges of $49 million in the current year period related to the write-off of programming assets, as compared to charges of $48 million in the prior year period. Operating income also reflected an increase in restructuring expense and share-based compensation expense.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; Levity Entertainment Group, the Company’s production services and comedy venues business; RLJ Entertainment, a content distribution company that also includes the subscription streaming services Acorn TV and Urban Movie Channel; and the Company’s wholly-owned subscription streaming services, Shudder and Sundance Now.

Fourth Quarter Results

International and Other revenues for the fourth quarter of 2018 increased 48.6% to $188 million, operating loss increased $29 million to a loss of $48 million, and adjusted operating income increased 43.9% to $9 million, all compared to the prior year period.

Fourth quarter revenues primarily reflected $39 million related to the acquisition of Levity and $28 million related to the acquisition of RLJE partially offset by the unfavorable impact of foreign currency translation at the Company’s international programming networks.

Fourth quarter operating loss and adjusted operating income reflected the increase in revenues as well as an increase in operating expenses. The increase in operating expenses were primarily attributable to the acquisitions of RLJE and Levity. The increase in operating loss also reflected an increase in restructuring expense.

Full Year Results

International and Other revenues for the full year 2018 increased 30.9% to $598 million, operating loss increased 5.0% to a loss of $93 million, and adjusted operating income increased 19.0% to $19 million, all compared to the prior year period.

Full year revenues primarily reflected $107 million related to the acquisition of Levity, $28 million related to the acquisition of RLJE and, to a lesser extent, increases at our wholly-owned subscription streaming services. These increases more than offset the absence of revenue from AMCNI-DMC, the Company’s Amsterdam-based media logistics facility that was sold in July 2017.

Full year operating loss and adjusted operating income reflected the increase in revenues as well as an increase in operating expenses. The increase in operating expenses were primarily attributable to the acquisitions of RLJE and Levity. The increase in operating loss also reflected an increase in restructuring expense partially offset by the absence of impairment and related charges recorded in the prior year period in connection with AMCNI-DMC.

Other Matters

Stock Repurchase Program

As previously disclosed, the Company’s Board of Directors authorized a program to repurchase up to $1.5 billion of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the fourth quarter, the Company repurchased approximately 297,000 shares for $16 million. From January 1, 2019 through February 22, 2019, the Company repurchased approximately 18,000 additional shares for $1 million. As of February 22, 2019, the Company had $558 million available under its stock repurchase authorization.

RLJ Entertainment, Inc.

As previously disclosed, on October 1, 2018, the Company exercised certain warrants in RLJ Entertainment, Inc. (“RLJE”) and was issued shares in RLJE in exchange for the cancellation of certain debt owed to the Company by RLJE. As a result of the warrant exercises, the Company obtained a 51% controlling interest in RLJE. In addition, on October 31, 2018, the Company closed on its agreement to acquire all of the outstanding shares of RLJE not currently owned by the Company or entities affiliated with Robert L. Johnson for a purchase price of approximately $59 million. As a result of these transactions, RLJE became a privately-owned subsidiary of AMC Networks, with a 17% minority stake held by Robert L. Johnson. For the period from the acquisition date, October 1, 2018, to December 31, 2018, the Company recorded net revenues, operating loss and AOI of $28 million, $5 million and $2 million, respectively, related to RLJE.

Levity Entertainment Group

As previously disclosed, on April 20, 2018, the Company acquired a majority ownership interest in Levity Entertainment Group LLC (“Levity”), a media company that owns and operates comedy venues, operates a talent management business and produces original content for distribution on multiple platforms, including live, digital and linear television. During the fourth quarter, the Company recorded net revenues, operating income and AOI of $39 million, $0 million and $2 million, respectively, related to Levity. For the period from the acquisition date, April 20, 2018, to December 31, 2018, the Company recorded net revenues, operating income and AOI of $107 million, $2 million and $6 million, respectively, related to Levity.

Restructuring

During 2018, management commenced various restructuring initiatives designed to reduce the cost structure of the Company. The restructurings are intended to improve the organizational design of the Company primarily through the elimination of certain roles, the re-alignment of certain senior leaders and the termination of distribution in certain territories. As a result of these initiatives, the Company recorded restructuring expenses of $43 million in the fourth quarter of 2018. For the full year 2018, the Company recorded restructuring expenses of $46 million.

Adjusted Operating Income

In connection with the acquisition of RLJE, the Company acquired RLJE’s 64% interest in Agatha Christie Limited (“ACL”), which manages the intellectual property and publishing rights based on the author’s works. The Company records its interest in ACL under the equity method as a component of Miscellaneous, Net. As a result of the RLJE acquisition, the Company modified its definition of Adjusted Operating Income to include majority owned (>50%) equity investees. For the period from the acquisition date, October 1, 2018, to December 31, 2018, the Company recorded adjusted operating income of $3 million related to ACL. This modification had no impact on prior period results.

2017 Tax Cuts and Jobs Act

As previously disclosed, on December 22, 2017, the Tax Cuts and Jobs Act was enacted. As a result, in the fourth quarter of 2017 the Company recorded a net tax benefit of $56.9 million, which represented a $67.9 million one-time impact of the change in the corporate tax rate on deferred tax assets and liabilities partially offset by a one-time increase in income tax expense of $11.0 million associated with the deemed repatriation of foreign earnings.

Please see the Company’s Form 10-K for the period ended December 31, 2018 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of businesses), restructuring expense or credit, and the Company’s proportionate share of adjusted operating income (loss) from greater than 50% owned equity method investees. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income (Loss) to operating income (loss), please see page 10 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 11 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and related charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets and investments; restructuring expense; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see pages 12-13 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its full year and fourth quarter 2018 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 4188425.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; Levity Entertainment Group, the Company’s production services and comedy venues business; RLJ Entertainment, a content distribution company that also includes the subscription streaming services Acorn TV and Urban Movie Channel; and the Company’s wholly-owned subscription streaming services, Shudder and Sundance Now. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues, net	$772,846	$726,934	$2,971,929	$2,805,691
Operating expenses:
Technical and operating (excluding depreciation and amortization)	402,377	384,876	1,445,949	1,341,076
Selling, general and administrative	163,390	148,672	657,457	613,342
Depreciation and amortization	27,247	29,601	91,281	94,638
Impairment and related charges	—	—	4,486	28,148
Restructuring expense	42,708	2,241	45,847	6,128
	(635,722)	565,390	2,245,020	2,083,332
Operating income	137,124	161,544	726,909	722,359
Other income (expense):
Interest expense	(39,386)	(37,392)	(154,993)	(134,001)
Interest income	3,727	3,863	19,180	14,704
Loss on extinguishment of debt	—	—	—	(3,004)
Miscellaneous, net	(1,812)	(2,128)	29,177	40,320
	(37,471)	(35,657)	(106,636)	(81,981)
Income from operations before income taxes	99,653	125,887	620,273	640,378
Income tax expense	(23,214)	22,657	(156,306)	(150,741)
Net income including noncontrolling interests	76,439	148,544	463,967	489,637
Net income attributable to noncontrolling interests	(4,560)	(3,045)	(17,780)	(18,321)
Net income attributable to AMC Networks’ stockholders	$71,879	$145,499	$446,187	$471,316

Net income per share attributable to AMC Networks’ stockholders:
Basic	$1.27	$2.36	$7.68	$7.26
Diluted	$1.24	$2.33	$7.57	$7.18

Weighted average common shares:
Basic	56,725	61,776	58,066	64,905
Diluted	57,955	62,579	58,947	65,625

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2018
	National Networks	International and Other	Inter-segment eliminations	Consolidated

Operating income (loss)	$177,805	$(48,428)	$7,747	$137,124
Share-based compensation expense	5,974	2,999	—	8,973
Restructuring expense (credit)	17,160	32,050	(6,502)	42,708
Impairment and related charges	—	—	—	—
Depreciation and amortization	8,370	18,877	—	27,247
Majority owned equity investees	—	3,043	—	3,043
Adjusted operating income (loss)	$209,309	$8,541	$1,245	$219,095

	Three Months Ended December 31, 2017
	National Networks	International and Other	Inter-segment eliminations	Consolidated

Operating income (loss)	$176,711	$(19,673)	$4,506	$161,544
Share-based compensation expense	9,980	2,153	—	12,133
Restructuring expense (credit)	—	2,241	—	2,241
Impairment and related charges	—	—	—	—
Depreciation and amortization	8,387	21,214	—	29,601
Majority owned equity investees	—	—	—	—
Adjusted operating income (loss)	$195,078	$5,935	$4,506	$205,519

	Twelve Months Ended December 31, 2018
	National Networks	International and Other	Inter-segment eliminations	Consolidated

Operating income (loss)	$825,770	$(93,326)	$(5,535)	$726,909
Share-based compensation expense	48,621	12,358	—	60,979
Restructuring expense (credit)	17,160	35,189	(6,502)	45,847
Impairment and related charges	—	4,486	—	4,486
Depreciation and amortization	33,728	57,553	—	91,281
Majority owned equity investees	—	3,043	—	3,043
Adjusted operating income (loss)	$925,279	$19,303	$(12,037)	$932,545

	Twelve Months Ended December 31, 2017
	National Networks	International and Other	Inter-segment eliminations	Consolidated

Operating income (loss)	$817,566	$(88,894)	$(6,313)	$722,359
Share-based compensation expense	43,697	9,848	—	53,545
Restructuring expense (credit)	(53)	6,181	—	6,128
Impairment and related charges	—	28.148	—	28.148
Depreciation and amortization	33.702	60.936	—	94.638
Majority owned equity investees	—	—	—	—
Adjusted operating income (loss)	$894.912	$16.219	$(6.313)	$904.818

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	December 31, 2018
Cash and cash equivalents	$554,886
Credit facility debt (a)	$750,000
Senior notes (a)	2,400,000
Other debt	2,584
Total debt	$3,152,584

Net debt	$2,597,698

Capital leases	26,517
Net debt and capital leases	$2,624,215

Twelve Months Ended December 31, 2018
Operating Income (GAAP)	$726,909
Share-based compensation expense	60,979
Restructuring expense	45,847
Impairment and related charges	4,486
Depreciation and amortization	91,281
Majority owned equity investees	3,043
Adjusted Operating Income (Non-GAAP)	$932,545

Leverage ratio (b)	2.8 x

(a)	Represents the aggregate principal amount of the debt.

(b)
Represents net debt and capital leases divided by Adjusted Operating Income for the twelve months ended December 31, 2018. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Twelve Months Ended December 31,
	2018	2017
Net cash provided by operating activities	$606,547	$385,729
Less: capital expenditures	(89,802)	(80,049)
Less: distributions to noncontrolling interests	(14,296)	(18,561)
Free cash flow	$502,449	$287,119

Adjusted Earnings Per Diluted Share
	Three Months Ended December 31, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$99,651	$(23,215)	$(4,561)	$71,875	$1.24
Adjustments:
Amortization of acquisition-related intangible assets	13,907	(2,017)	(4,548)	7,342	0.13
Impairment and related charges	—	—	—	—	—
Restructuring expense/(credit)	42,708	(8,715)	(1,755)	32,238	0.56
Loss on extinguishment of debt	—	—	—	—	—
2017 tax reform	—	—	—	—	—
Adjusted Results(Non-GAAP)	$156,266	$(33,947)	$(10,864)	$111,455	$1.92

	Three Months Ended December 31, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$125,887	$22,657	$(3,045)	$145,499	$2.33
Adjustments:
Amortization of acquisition-related intangible assets	18,539	(2,902)	(970)	14,667	0.23
Impairment and related charges	—	—	—	—	—
Restructuring expense/(credit)	2,241	(403)	—	1,838	0.03
Loss on extinguishment of debt	—	4	—	4	—
2017 tax reform (a)	—	(56,894)	—	(56,894)	(0.91)
Adjusted Results(Non-GAAP)	$146,667	$(37,538)	$(4,015)	$105,114	$1.68

(a)	Reflects the impact of the enactment of the Tax Cuts and Jobs Act on December 22, 2017. See the “Other Matters” section of this release for further details.

	Twelve Months Ended December 31, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$620,273	$(156,306)	$(17,780)	$446,187	$7.57
Adjustments:
Amortization of acquisition-related intangible assets	42,964	(7,484)	(7,968)	27,512	0.47
Impairment and related charges	4,486	(852)	—	3,634	0.06
Restructuring expense/(credit)	45,847	(9,399)	(1,755)	34,693	0.59
Loss on extinguishment of debt	—	—	—	—	—
2017 tax reform	—	—	—	—	—
Adjusted results (Non-GAAP)	$713,570	$(174,041)	$(27,503)	$512,026	$8.69

	Twelve Months Ended December 31, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$640,378	$(150,741)	$(18,321)	$471,316	$7.18
Adjustments:
Amortization of acquisition-related intangible assets	47,072	(8,763)	(3,881)	34,428	0.52
Impairment and related charges	28,148	—	—	28,148	0.43
Restructuring expense/(credit)	6,128	(1,195)	10	4,943	0.08
Loss on extinguishment of debt	3,004	(1,096)	—	1,908	0.03
2017 tax reform (a)	—	(56,894)	—	(56,894)	(0.87)
Adjusted results (Non-GAAP)	$724,730	$(218,689)	$(22,192)	$483,849	$7.37

(a)	Reflects the impact of the enactment of the Tax Cuts and Jobs Act on December 22, 2017. See the “Other Matters” section of this release for further details.